Exhibit 2.3

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to the Agreement and Plan of Merger (this “Amendment”) made and entered into as of the 14th day of January, 2008, by MetaSwarm, Inc. (f/k/a E-Auto Network, Inc. or “EANW”), a Florida corporation, with principal executive offices located at 530 S. Lake Ave. #186, Pasadena, CA 91101 (the “Company”), and MetaSwarm Holdings, Inc., a Nevada corporation with principal executive offices located at 530 S. Lake Ave. #186, Pasadena, CA 91101 (the “Subsidiary”).

WHEREAS, the Company and the Subsidiary entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 7, 2007, a copy of which is annexed as an Exhibit hereto;

WHEREAS, prior to the closing of the Merger Agreement, EANW had an aggregate of 100,000 shares of preferred stock issued and outstanding of which an aggregate of 24,000 shares (the “Preferred Shares”) were intended by the parties to remain issued and outstanding following the closing of the Merger Agreement;

WHEREAS, the rights and preferences of the Preferred Shares were further intended to be amended to clarify that each such share was to be convertible into 375 shares of common stock of the EANW and entitled to 375 votes per share;

WHEREAS, the Company and the Subsidiary now desire to amend the Merger Agreement to correct certain information regarding the Preferred Shares.  Specifically the Merger Agreement is to be amended to correctly reflect among other things, that (i) the Preferred Shares, as contemplated to be amended, were intended to remain issued and outstanding, and (ii) the capitalization of the Company following the transaction was intended to reflect the foregoing information regarding the Preferred Shares;

NOW, THEREFORE, in consideration of and for the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Merger Agreement is hereby amended as follows:

ARTICLE I
THE MERGER

1.1	Section 1.2 (c)(2) of the Merger Agreement is hereby amended in its entirety as follows:

(2) Following the Closing, 24,000 shares of preferred stock of EANW shall remain issued and outstanding.  All other remaining shares of preferred stock of EANW shall be cancelled at Closing.

ARTICLE II
THE CLOSING

1.2	Section 2.3 of the Merger Agreement is hereby amended in its entirety as follows:

Following Closing there shall be a total of 93,381,508 common shares of EANW issued and outstanding and 24,000 shares of preferred stock issued and outstanding.  Upon closing the rights and preferences of the EANW preferred stock shall be amended to clarify that such shares shall be convertible into 375 shares of common stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EANW

1.3	Section 3.1(h) is hereby amended in its entirety as follows:

(h)
Shareholders.  Schedule H.1 is a complete list of all persons or entities holding capital stock of EANW.  Except as provided on Schedule H.2, there are no outstanding rights to subscribe for, acquire, or receive shares of the capital stock of EANW (whether warrants, calls, options, conversion rights or otherwise);  Schedule H includes copies of all stock option plans whether qualified or nonqualified, and other similar agreements.

1.4	Section 3.1(y) hereby amended in its entirety as follows:

(y)
Capitalization of EANW.  At the Effective Time, the authorized capital stock of EANW will consist of 100,000,000 shares of EANW Common Stock, $-0- par value, of which only 12,278,700 shares of EANW Common Stock will be issued and outstanding and 100,000 shares of EANW Preferred Stock, $-0- par value, of which 24,000 shares of EANW Preferred Stock will be issued and outstanding at the Effective Time, which shares were duly authorized, validly issued and fully paid and nonassessable, and were issued in accordance with the registration provisions of the Securities Act of 1933 (the “Securities Act”) and any relevant registration or qualification provisions of state securities laws or pursuant to valid exemptions therefrom.  There are no preemptive rights with respect to any of the EANW capital stock.  There is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of EANW.

2.           (A)           This Amendment shall be construed and interpreted in accordance with the laws of the state of New York without giving effect to the conflict of laws rules thereof or the actual domiciles of the parties.

(B)           Except as amended hereby, the terms and provisions of the Merger Agreement shall remain in full force and effect, and the Merger Agreement is in all respects ratified and confirmed. On and after the date of this agreement, each reference in the Merger Agreement to the "Merger Agreement", "hereinafter", "herein", "hereinafter", "hereunder", "hereof", or words of like import shall mean and be a reference to the Merger Agreement as amended by this agreement.

(C)           This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly caused this Amendment to be executed and delivered on the date first above written.

THE COMPANY:	THE SUBSIDIARY:

MetaSwarm, Inc	MetaSwarm Holdings, Inc.

/s/ Marvin Shannon	/s/ Marvin Shannon
Marvin Shannon	Marvin Shannon
Chief Executive Officer	Chief Executive Officer

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